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                                                                   EXHIBIT 5.1

                  [LETTERHEAD OF SIMPSON THACHER & BARTLETT]



                                                              January 27, 1999


        Re: Registration Statement on Form S-1 (File No. 333-53491) relating to Common Stock, par value $.01, of American Axle & Manufacturing Holdings, Inc.


American Axle & Manufacturing
  Holdings, Inc.
1840 Holbrook Avenue
Detroit, Michigan 48212

Ladies and Gentlemen:

                  We have acted as special counsel to American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of an aggregate of 8,050,000 shares of common stock, par value $.01 per share (the "Shares").

         We have examined the Registration Statement and a form of the share certificate which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection


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American Axle & Manufacturing
    Holdings, Inc.                      -2-              January 27, 1999


with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that (a) when the Board of Directors of the Company (the "Board") has taken all necessary corporate action to authorize and approve the issuance of the Shares and (b) upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board and otherwise in accordance with such agreement, the Shares will be validly issued, fully paid and nonassessable.

         We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law.


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American Axle & Manufacturing
    Holdings, Inc.                      -3-              January 27, 1999


         We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                            Very truly yours,

                        /s/ SIMPSON THACHER & BARTLETT
                        --------------------------------
                        SIMPSON THACHER & BARTLETT